Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043, 333-157638, 333-161232, 333-177148, 333-191817, 333-192716, 333-197948 and 333-200463 of Scientific Games Corporation on Form S-8; Registration Statement Nos. 333-84742, 333-74590, 333-110477, 333-112452, 333-124107, 333-141720 and 333-165743 of Scientific Games Corporation on Form S-3; and Registration Statement No. 333-155346 of Scientific Games International, Inc. on Form S-3 of our report dated August 29, 2014, relating to the financial statements and financial statement schedule of Bally Technologies, Inc., as incorporated by reference in this Current Report on Form 8-K/A of Scientific Games Corporation dated February 2, 2015.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
February 2, 2015